UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2006

FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1

(Exact name of Registrant as Specified in Its Charter)

Florida	0-12538	59-2197264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 North Riverside Plaza, Suite 700 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 207-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 10, 2006, the Partnership filed a Certificate of Dissolution with the Florida Department of State and is now dissolved and in the process of winding up its affairs and liquidating. The filing of the Certificate of Dissolution was effected pursuant to action of the Managing General Partner of the Partnership in accordance with Section 13.1 of the Partnership Agreement. As required under the Florida Revised Limited Partnership Act, a limited partnership continues after dissolution only for the purpose of winding up its activities. The Managing General Partner has commenced the winding up of the Partnership and has caused the Certificate of Limited Partnership of the Partnership to be cancelled by the Secretary of State for the State of Florida. In connection therewith, promptly following the filing of this Current Report on Form 8-K, the Managing General Partner intends to notify the Partnership’s transfer agent (Bank of New York), to terminate transfers of Units of the Partnership. Unless otherwise defined, the terms used herein have the same meanings ascribed to them in the Partnership Agreement

Immediately prior to the filing of this Current Report on Form 8-K, the Partnership’s assets consisted of cash totaling approximately $2,600,000.00 and a right of indemnification resulting from the sale by the Partnership in 1997 of the Lakewood Square Shopping Center, Lakewood, California (“Lakewood”). In accordance with Section 13.4 of the Partnership Agreement, after (i) all known liabilities and all costs of dissolution and winding up have been liquidated and paid, (ii) the resolution of any claims for remedial costs or environmental damages that may arise with respect to the Lakewood property (as further described below), and (iii) the Managing General Partner has established cash reserves as it deems reasonably necessary, the Partnership will make a final liquidating distribution of remaining cash to the Holders.

In accordance with Section 620.1806 of the Florida Revised Limited Partnership Act, the Partnership has provided written notice of its termination and dissolution to any and all known claimants, including the California Regional Water Quality Control Board – Los Angeles Region with respect to the Lakewood property, giving the known claimants up to 120 days after the effective date of the notice to confirm or expand the claim to the partnership. The Partnership does not currently admit any liability for remedial costs or environmental damage regarding the Lakewood property and does not currently anticipate establishing a reserve in dissolution for any such costs or damages. However, in the event that a claim is made for liability against the Partnership relating to the Lakewood property, and such claim is reasonably determined by the Managing General Partner to possibly result in a liability to the Partnership, the Managing General Partner may establish a reserve in liquidation for such claim, and any such claim could result in a material diminution of the amount, and a delay in the timing, of a final distribution of remaining cash to the Holders.

The Partnership will also provide notice to unknown claimants by filing a notice form with the Florida Department of State describing the information which must be included in a claim and providing a mailing address to which the claim must be sent.

Florida statutes section 620.1806 provides that a partnership in dissolution must pay or make provision for any and all known obligations of the partnership if there are sufficient funds to do so, and any remaining funds shall be distributed to the partners and transferees of the dissolved limited partnership; however, a final distribution may not be made before the expiration of 150 days after the date of the last notice of any rejection of a claim given by a creditor to the partnership.

The Partnership will not be able to make a final distribution to the Holders until at least the running of all applicable statutory notice and payment periods.

The Managing General Partner anticipates providing income tax information to all Holders as soon as the Partnership’s accountants and tax return preparers complete the tax returns, which will occur during 2007. However, any claims made against the Partnership may delay the filing and delivery of final tax information by the Partnership.

Questions should be directed to Investor Services at 800-447-7364.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST CAPITAL INSTITUTIONAL
REAL ESTATE, LTD.–1

By:	First Capital Financial, L.L.C.
Its:	Managing General Partner

By:	/s/ Philip G. Tinkler
Philip G. Tinkler, President

Date: October 10, 2006